                                                             Exhibit 99(a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     UP TO 3,333,333 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                         THE ELDER-BEERMAN STORES CORP.

                                       AT

                    A PURCHASE PRICE NOT GREATER THAN $6.00

                         NOR LESS THAN $4.50 PER SHARE

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
         12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 5, 2000, UNLESS
                             THE OFFER IS EXTENDED.

     The Elder-Beerman Stores Corp., an Ohio corporation, is offering to purchase up to 3,333,333 shares of Elder-Beerman's common stock, without par value (including the associated preferred share purchase rights), at prices not greater than $6.00 nor less than $4.50 per share, net to the seller in cash, without interest, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal, which, as supplemented from time to time, together constitute the offer.

     Elder-Beerman will determine a single per share purchase price, net to the seller in cash, without interest, that it will pay for validly tendered shares, taking into account the number of shares tendered and the prices specified by tendering shareholders. Elder-Beerman will select the lowest purchase price that will allow it to purchase 3,333,333 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not withdrawn. Elder-Beerman will pay the purchase price for all shares validly tendered at prices at or below the purchase price and not withdrawn. However, because of the proration provisions described in the offer, all shares tendered at or below the purchase price (other than odd lots described in the offer) will not be purchased if the offer is oversubscribed. Elder-Beerman reserves the right, in its sole discretion, to purchase more than 3,333,333 shares pursuant to the offer.

     The offer is not conditioned upon any minimum number of shares being tendered. The offer is, however, subject to the conditions contained in this Offer to Purchase. See the Introduction and Sections 7 and 13 of this Offer to Purchase.

     THE BOARD OF DIRECTORS OF ELDER-BEERMAN HAS UNANIMOUSLY APPROVED THE OFFER. However, you must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. Neither Elder-Beerman nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares or as to the price at which you may tender your shares. Except with respect to Mr. John A. Muskovich (Elder-Beerman's former President and Chief Operating Officer, who was terminated by Elder-Beerman on June 30, 2000 but will serve as a director until the annual meeting of Elder-Beerman shareholders on September 21,
2000), Elder-Beerman has been advised that none of its directors or executive officers intends to tender any shares pursuant to the offer.
                            ------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or a portion of its shares should either (1) complete and sign the letter of transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the letter of transmittal, mail or deliver such letter(s) of transmittal and any other required documents to Wells Fargo Bank Minnesota, N.A. and either deliver the certificates for those shares to Wells Fargo Bank Minnesota, N.A. along with such letter(s) of transmittal or tender those shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof or (2) request its broker, dealer, commercial bank, trust company or other nominee to effect the tender on its behalf. Any shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the shareholder desires to tender such shares. To properly tender shares, shareholders must validly complete the letter of transmittal, including the section relating to the price(s) at which the shareholder is tendering its shares.

     Any shareholder that desires to tender shares and whose certificate(s) representing those shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis must tender those shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to Morrow & Co. or Wasserstein Perella & Co. at their respective addresses and telephone numbers on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the letter of transmittal and other related materials may be directed to Morrow & Co. or to brokers, dealers, commercial banks or trust companies.

                      The Dealer-Manager for the Offer is:

                           [WASSERSTEIN PERELLA LOGO]
September 8, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
FORWARD-LOOKING STATEMENTS..................................      i
SUMMARY TERM SHEET..........................................     ii
INTRODUCTION................................................      1
THE OFFER...................................................      2
   1.  Terms of the Offer...................................      2
   2.  Background and Purpose of the Offer; Certain Effects
       of the Offer...........................................    4
   3.  Acceptance for Payment and Payment for Shares........      7
   4.  Procedures for Tendering Shares......................      9
   5.  Withdrawal Rights....................................     13
   6.  Certain U.S. Federal Income Tax Consequences of the
       Offer..................................................   14
   7.  Certain Conditions of the Offer......................     15
   8.  Source and Amount of Funds...........................     17
   9.  Price Range of the Shares; Dividends on the Shares...     17
  10.  Interests of Directors and Executive Officers;
       Transactions and Arrangements Concerning the
       Shares...............................................     18
  11.  Effect of the Offer on the Market for Shares, Stock
       Exchange Listing and Exchange Act Registration, and
       Margin Securities....................................     19
  12.  Certain Information Concerning Elder-Beerman.........     20
  13.  Certain Legal Matters and Regulatory Approvals.......     20
  14.  Extension of the Offer; Termination; Amendments......     21
  15.  Fees and Expenses....................................     22
  16.  Miscellaneous........................................     22

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management's current beliefs, estimates and assumptions concerning the operations, future results and prospects of Elder-Beerman and the retail industry in general. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by the words "believe," "anticipated," "expected" or similar expressions. These statements are subject to certain risks and uncertainties which could cause actual circumstances to differ materially from those mentioned in this discussion, including, but not limited to increasing price and product competition; fluctuations in consumer demand and confidence; the availability and mix of inventory; fluctuations in costs and expenses; the effectiveness of merchandising, advertising, marketing and promotional strategies, expense reduction initiatives and other initiatives designed to increase revenue, such as Elder-Beerman's ability to carry out its strategic business plan; the timing and effectiveness of new store openings; the growing impact of electronic commerce; weather conditions that affect consumer traffic in stores; the continued availability and terms of financing; the outcome of pending and future litigation; the ability of third parties to meet their liabilities and obligations; and general economic conditions, such as the rate of employment, inflation and interest rates and the condition of the capital markets.

     Many of these factors are beyond our ability to control or predict. Shareholders are cautioned not to place undue reliance on these forward-looking statements. Elder-Beerman undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               SUMMARY TERM SHEET

     The Elder-Beerman Stores Corp. is offering to purchase up to 3,333,333 shares of its outstanding common stock, together with the associated preferred share purchase rights, within a price range of $4.50 to $6.00 per share in cash. The following are some of the questions you, as a shareholder of Elder-Beerman, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the letter of transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the letter of transmittal.

     WHAT ARE THE CLASSES AND AMOUNTS OF SHARES THAT ELDER-BEERMAN IS OFFERING TO PURCHASE?

     We are seeking to purchase up to 3,333,333 shares of our outstanding common stock, together with the associated preferred share purchase rights. If more than 3,333,333 shares are tendered at or below the selected purchase price, we will purchase shares based on the following order of priority:

     - FIRST, we will purchase shares from all holders of "odd lots" of less than 100 shares (including any shares held in our employee stock purchase plan, but not including any shares held in The Elder-Beerman Stores Corp. Financial Partnership Plan) who properly tender all of their shares at prices equal to or below the selected price.

     - SECOND, we will purchase shares from all other shareholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis. As a result, we will purchase the same percentage of shares from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires. Consequently, all of the shares that you tender in the offer may not be purchased even if they are tendered at or below the purchase price. See the Introduction. As we noted above, we may also choose to purchase an additional 2% of the outstanding shares, subject to applicable legal rules. See Section 1.

     HOW MUCH IS ELDER-BEERMAN OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     - Elder-Beerman is conducting the offer through a procedure that allows you to select the price within a specified range at which you are willing to sell your shares. The price range for this offer is $4.50 to $6.00 per share.

     - Elder-Beerman will determine the lowest single per share price within the price range that will allow it to purchase 3,333,333 shares, or if fewer shares are tendered, all shares tendered.

     - All shares purchased will be purchased at the same price, even if you have selected a lower price, but no shares will be purchased above the purchase price determined by Elder-Beerman.

     - If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the letter of transmittal indicating that you will accept the purchase price determined by Elder-Beerman under the terms of the offer. Please note that this election could result in your shares being purchased at the minimum price of $4.50 per share.

     - Shareholders whose shares are purchased in the offer will be paid the purchase price, net in cash, without interest, as soon as practicable after the expiration of the offer. Under no circumstances will Elder-Beerman pay interest on the purchase price.

     WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the Introduction.

     DOES ELDER-BEERMAN HAVE THE FINANCIAL RESOURCES TO PAY FOR MY SHARES?

     We anticipate that we will use funds from existing resources to purchase all shares validly tendered and not withdrawn in the offer. Our offer is not conditioned upon any financing arrangements. See Section 8.

     HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on October 5, 2000 to decide whether to tender your shares into the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 and 4.

     CAN THE OFFER BE EXTENDED AND, IF IT IS EXTENDED, HOW WILL I BE NOTIFIED?

     Yes, we may elect to extend the offer at any time before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If we extend the offer, we will make a public announcement of the extension by issuing a press release through Business Wire. We may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which shareholders may tender their shares and receive the offer consideration. We do not currently intend to have a subsequent offering period, although we reserve the right to do so. See Sections 1 and 5.

     WHAT IS THE PURPOSE OF THE OFFER?

     We are making the offer to afford shareholders an opportunity to sell all or a portion of their shares without the usual transaction costs associated with open market sales. The offer also gives shareholders an opportunity to sell their shares at a price greater than the prevailing market price of the shares immediately prior to the announcement of the offer. Shareholders who do not tender their shares may also benefit from the offer. Non-tendering shareholders will own a larger proportionate interest in Elder-Beerman and its future earnings and assets, subject to Elder-Beerman's right to issue additional Shares and other equity securities in the future. See Section 2.

     WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any shares in the offer if the completion of the offer would reduce the number of publicly held shares to less than 500,000, reduce the number of record holders of our common shares below 400 holders or reduce the aggregate market value of such publicly held shares below $3,000,000.

     Our obligation to complete the offer is also subject to other conditions. See Sections 1, 7 and 13.

     HOW DO I TENDER MY SHARES?

     If you wish to accept our offer, this is what you must do:

     - If you are a record holder and have your stock certificate, you must complete and sign the enclosed letter of transmittal and send it with your stock certificate to the Depositary for the offer. If you are a record holder and do not have your stock certificate, you must complete and sign the enclosed letter of transmittal and send it to the Depositary for the offer and follow the procedures described in the offer for book-entry transfer. These materials must reach the Depositary before the offer expires. Detailed instructions are contained in the letter of transmittal and Section 4 of this Offer to Purchase.

     - If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution and give instructions that your shares be tendered.

     - If you are a record holder but your stock certificate is not available or you cannot deliver it or a required document to the Depositary before the offer expires, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery.

     See Section 3.

     UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw your shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by October 5, 2000, you can withdraw them at any time thereafter as long as we have not yet accepted shares for payment. See Section 5.

     HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your shares. See Section 5.

     WHAT DO ELDER-BEERMAN AND ITS BOARD OF DIRECTORS THINK OF THE OFFER?

     Neither Elder-Beerman nor its Board of Directors makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price at which you may choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. Except with respect to Mr. Muskovich (Elder-Beerman's former President and Chief Operating Officer, who was terminated by Elder-Beerman on June 30, 2000 but will serve as a director until the annual meeting of Elder-Beerman shareholders on September 21, 2000), our directors and executive officers have advised us that they do not intend to tender any shares in the offer. See Section 2.

     WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On August 28, 2000, the last full trading day before we initially announced the tender offer, the closing per share sales price of the shares as reported on the Nasdaq National Market was $3.188 per share. On September 5, 2000, the most recent practicable trading day prior to the date of this Offer to Purchase, the closing per share sales price of the shares as reported on the Nasdaq National Market was $4.563 per share. We advise you to obtain a current market quotation for your shares in deciding whether to tender your shares. See Section 9.

     WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You can call:

     -  Morrow & Co. at (800) 566-9061 (toll free)

     -  Wasserstein Perella & Co. at (212) 969-2700.

     Morrow & Co. is acting as the information agent, and Wasserstein Perella & Co. is acting as the dealer-manager for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
The Elder-Beerman Stores Corp.:

                                  INTRODUCTION

     The Elder-Beerman Stores Corp., an Ohio corporation ("Elder-Beerman"), hereby offers to purchase up to 3,333,333 shares of its common stock, without par value, together with the associated preferred share purchase rights (the "Shares"), at prices not greater than $6.00 nor less than $4.50 per share, net to the seller in cash, without interest, as specified by tendering shareholders, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     Elder-Beerman will determine a single per share purchase price, net to the seller in cash, without interest, that it will pay for validly tendered Shares, taking into account the number of Shares tendered and the prices specified by tendering shareholders. Elder-Beerman will select the lowest purchase price that will allow it to buy 3,333,333 Shares or, if a lesser number of Shares are validly tendered, all Shares that are validly tendered. Elder-Beerman will pay the purchase price for all Shares validly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the purchase price and not withdrawn. However, because of the proration provisions described in the Offer, all Shares tendered at or below the purchase price will not be purchased if the Offer is oversubscribed. Elder-Beerman reserves the right, in its sole discretion, to purchase more than 3,333,333 Shares pursuant to the Offer.

     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions contained in this Offer To Purchase. See Sections 1, 7, and 13.

     If before the Expiration Date (as defined in Section 1), more than 3,333,333 Shares are validly tendered at or below the purchase price and not withdrawn, Elder-Beerman will purchase Shares on a pro rata basis from all shareholders who validly tender their Shares at prices at or below the purchase price. Elder-Beerman will return at its own expense all Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the purchase price and Shares not purchased because of proration.

     The purchase price will be paid net to the tendering shareholder in cash without interest for all Shares purchased. Tendering shareholders that hold Shares registered in their own name and that tender their Shares directly to the Depositary will not be obligated to pay brokerage fees or commissions, solicitation fees or, subject to Instruction 7 of the letter of transmittal, stock transfer taxes on the purchase of Shares by Elder-Beerman in the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender Shares through the brokers or banks and not directly to the Depositary. However, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the substitute form W-9 that is included with the letter of transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds payable to the shareholder or other payee pursuant to the Offer. See Section 6. Elder-Beerman will pay all charges and expenses of Wasserstein Perella & Co., as the Dealer Manager, Wells Fargo Bank Minnesota, N.A., as the Depositary, and Morrow & Co., as the Information Agent, in connection with the Offer. See Section 15.

     The Board of Directors of Elder-Beerman has unanimously approved the Offer. However, you must make your own decision whether to tender your Shares and, if so, how many Shares to tender and prices at which you will tender them. Neither Elder-Beerman nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering your Shares or as to the price at which you may tender your Shares. Except with respect to Mr. Muskovich (Elder-Beerman's former President and Chief Operating Officer, who was terminated by Elder-Beerman on June 30, 2000 but will serve as a director until the annual meeting of Elder-Beerman shareholders on September 21, 2000), Elder-Beerman has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer.

     Elder-Beerman is making the Offer to afford to those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. The

Offer also gives shareholders an opportunity to sell their Shares at a price greater than the prevailing market price of the Shares immediately prior to the announcement of the Offer. After the Offer is completed, Elder-Beerman expects to have sufficient cash flow and access to other sources of capital to fund debt service, make capital expenditures and finance working capital.

     As of the close of business on September 1, 2000, there were 14,893,114 Shares outstanding held by 2,094 record holders. The 3,333,333 Shares that Elder-Beerman is offering to purchase represent approximately 22.38% of the outstanding Shares.

     A tender of Shares pursuant to the Offer will include a tender of the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of December 30, 1997, as amended as of November 17, 1998, between Elder-Beerman and Norwest Bank Minnesota, N.A. (now known as Wells Fargo Bank Minnesota, N.A.), as rights agent. No separate consideration will be paid for the rights. Unless the context otherwise requires, all references in this Offer to Purchase to the Shares includes the associated preferred stock purchase rights. For a description of the rights, see Section 9.

     The Shares have trading privileges on the Nasdaq National Market under the symbol "EBSC." On August 28, 2000, the last full trading day before the initial public announcement of the Offer, the closing per share sales price for the Shares as reported on the Nasdaq National Market was $3.188 per share. On September 5, 2000, the most recent practicable trading day prior to the announcement of the Offer, the closing per share sales price for the Shares as reported on the Nasdaq National Market was $4.563. ELDER-BEERMAN URGES SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES IN DECIDING WHETHER TO TENDER YOUR SHARES.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, Elder-Beerman will purchase up to 3,333,333 Shares or such lesser number of Shares as are validly tendered and not withdrawn in accordance with Section 5 prior to the Expiration Date at a net cash price, without interest (determined in the manner described below), not greater than $6.00 nor less than $4.50 per share.

     The term "Expiration Date" means 12:00 midnight, New York City time, on October 5, 2000, unless and until Elder-Beerman, in accordance with the terms of the Offer, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires. If the Offer is oversubscribed, Shares (other than odd lots) tendered at or below the purchase price before the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

     Elder-Beerman reserves the right, in its sole discretion, to purchase more than 3,333,333 Shares pursuant to the Offer. See Section 14. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), Elder-Beerman may, and we reserve the right to, purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (1) Elder-Beerman increases or decreases the price to be paid for Shares, increases or decreases the Dealer Manager's fee, increases the number of Shares it may purchase in the Offer by more than 2% of the outstanding Shares, or decreases the number of Shares it may purchase in the Offer and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in the Offer, the Offer will be extended until the expiration of the ten-business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions contained in this Offer To Purchase. See Sections 1, 7 and 13. Assuming the prior satisfaction or waiver of the conditions to the Offer, Elder-Beerman will accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

     In accordance with Instruction 5 of the letter of transmittal, each shareholder desiring to tender Shares must either (1) specify the price (not greater than $6.00 nor less than $4.50 per share) at which he or she is willing to have Elder-Beerman purchase his or her Shares or (2) specify that he or she is willing to sell his or her Shares at the price determined by Elder-Beerman in accordance with the terms of the Offer, which could result in the Shares being sold at the minimum price of $4.50. Promptly following the Expiration Date, Elder-Beerman will, in its sole discretion, determine the purchase price (not greater than $6.00 nor less than $4.50 per share) that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares tendered and the prices specified by tendering shareholders. Elder-Beerman will select the lowest purchase price that will allow it to purchase 3,333,333 Shares or, if a lesser number of Shares are validly tendered, all Shares that are validly tendered and not withdrawn. Elder-Beerman will pay the purchase price for all Shares validly tendered prior to the Expiration Date at prices at or below the purchase price and not withdrawn, upon the terms and subject to the conditions of the Offer. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the purchase price and Shares not purchased because of proration, will be returned to the tendering shareholders at Elder-Beerman's expense as promptly as practicable following the Expiration Date.

     Subject to the rights of tendering shareholders to withdraw their Shares, Elder-Beerman will retain all tendered Shares until the Expiration Date.

     If before the Expiration Date more than 3,333,333 Shares (or a greater number of Shares as Elder-Beerman may elect to purchase pursuant to the Offer) are validly tendered at or below the purchase price and not withdrawn, Elder-Beerman will purchase Shares from all shareholders who validly tender their Shares at or below the purchase price and not withdrawn prior to the Expiration Date on a pro rata basis, subject to the "odd lot" priority described below. Consequently, all of the Shares that a shareholder tenders in the Offer may not be purchased even if they are tendered at a price less than or equal to the purchase price.

     PRIORITY OF PURCHASES. Upon the terms and conditions of the Offer, if 3,333,333 or fewer Shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase all properly tendered Shares at the purchase price. Upon the terms and conditions of the Offer, if more than 3,333,333 Shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase the properly tendered Shares in the following order:

     - FIRST, all Shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who (1) tenders all Shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of fewer than all the Shares owned will not qualify for this preference); and (2) completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

     - SECOND, after the purchase of all the Shares properly tendered by odd lot holders, all other Shares properly tendered at prices equal to or below the purchase price, on a pro rata basis. As a result, all Shares tendered in the Offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 3,333,333 properly tendered Shares at prices equal to or below the purchase price. As we noted above, we may elect to purchase more than 3,333,333 Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of Shares.

     ODD LOTS. For purposes of the Offer, the term "odd lots" means all Shares properly tendered before the Expiration Date at prices equal to or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns, beneficially or of record, fewer than 100 Shares (including any Shares held in the employee stock purchase plan, but not including any Shares held in The Elder-Beerman

Stores Corp. Financial Partnership Plan) and certifies to that fact in the "Odd Lots" box on the letter of transmittal and, if applicable, on the Notice of Guaranteed Delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. To qualify for this preference, an odd lot holder must tender all Shares owned, beneficially or of record, by the odd lot holder in accordance with the procedures described in Section 3. This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. This preference is also not available to any Shares held in The Elder-Beerman Stores Corp. Financial Partnership Plan. Any odd lot holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the Notice of Guaranteed Delivery. We also reserve the right, but will not be obligated, to purchase all Shares properly tendered by any shareholder who tenders all Shares owned beneficially or of record at or below the purchase price and who, as a result of proration, would then own a total of fewer than 100 Shares. If we exercise this right, it will increase the number of Shares that we are offering to purchase in the Offer by the number of Shares purchased through the exercise of this right, subject to applicable law.

     PRORATION. If proration is required, Elder-Beerman will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each shareholder tendering Shares will be based on the ratio of the number of Shares tendered by the shareholder at or below the purchase price to the total number of Shares tendered by all shareholders at or below the purchase price. This ratio will be applied to shareholders tendering Shares to determine the number of Shares that will be purchased from each shareholder pursuant to the Offer. Although Elder-Beerman does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release through Business Wire promptly after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and may also be able to obtain the information from their brokers.

     As described in Section 6, the number of Shares that Elder-Beerman will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder of the purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. The letter of transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

     This Offer to Purchase and the related letter of transmittal will be mailed to record holders of Shares as of September 1, 2000 and will be furnished to brokers, banks, and similar institutions whose names, or the names of whose nominees, appear on Elder-Beerman's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     Elder-Beerman is making the Offer to afford shareholders that desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. After the Offer is completed, Elder-Beerman expects to have sufficient cash flow and access to other sources of capital to fund debt service, make capital expenditures and finance working capital.

     The Board of Directors believes that, given Elder-Beerman's businesses, assets and prospects, the purchase of the Shares pursuant to the Offer is an attractive investment that will benefit Elder-Beerman and its remaining shareholders. However, neither Elder-Beerman nor its Board of Directors makes any recommendation to any shareholder regarding whether or not shareholders should tender their Shares and if so, at what prices the Shares should be tendered. The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to sell those Shares for cash to Elder-Beerman without the usual costs associated with a market sale. The Offer gives shareholders an opportunity to sell their Shares at a price greater than the prevailing market prices of the Shares immediately prior to the announcement of the Offer. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs to Elder-Beerman for services to shareholders should be reduced. Shareholders that determine not to accept the Offer will increase their proportionate interest in Elder-Beerman's equity, and therefore in Elder-Beerman's future earnings and assets, subject to Elder-Beerman's right to issue additional Shares and other equity securities in the future.

     At a meeting of the Board of Directors on August 23, 2000, the Board of Directors determined that a repurchase of an amount of Elder-Beerman's outstanding Shares is in the best interests of the Company and its shareholders. As described below, Elder-Beerman considered and has been involved in a number of initiatives to increase shareholder value.

     SETTLEMENT AGREEMENT

     PPM America, Inc. ("PPM"), who, together with certain of its affiliates, beneficially owns about 13% of Elder-Beerman's outstanding Shares, filed a preliminary proxy statement on June 7, 2000, in which PPM nominated three candidates for election to Elder-Beerman's Board of Directors and proposed twelve additional matters to be acted upon at Elder-Beerman's annual meeting of shareholders. Since the filing of the preliminary proxy statement by PPM, members of the Board of Directors and management of Elder-Beerman met with representatives of PPM to discuss the proposals that PPM intended to bring before Elder-Beerman's annual meeting. Based on an agreement reached at a meeting on July 6, 2000 between designated members of the Board of the Directors and representatives of PPM and Snyder Capital Management, Inc. ("Snyder"), Elder-Beerman's largest shareholder (who beneficially owns about 20% of Elder-Beerman's outstanding Shares), Elder-Beerman, PPM, Snyder and all but one of the members of Elder-Beerman's Board of Directors entered into a Settlement Agreement (the "Settlement Agreement") on July 19, 2000 to end PPM's proposed proxy contest. Pursuant to the terms of the Settlement Agreement, the Board of Directors will support four nominees for election to the Board of Directors designated by Snyder and PPM and several amendments to Elder-Beerman's Articles of Incorporation and Code of Regulations, all of which will be voted on at Elder-Beerman's annual meeting of shareholders to be held on September 21, 2000. The terms of the Settlement Agreement are set forth in Elder-Beerman's definitive proxy statement, which was filed with the Securities and Exchange Commission on August 21, 2000 and mailed to shareholders on or about August 21, 2000.

     EXPLORATION OF STRATEGIC ALTERNATIVES

     After Elder-Beerman's announcement on February 28, 2000 that it had engaged Wasserstein Perella & Co. to explore strategic alternatives (including a sale of Elder-Beerman, a merger with another retailer or a divestiture of stores), members of management and the Board of Directors and Elder-Beerman's advisors discussed a variety of potential third party transactions with parties that had indicated interest in a potential transaction with Elder-Beerman. Elder-Beerman entered into confidentiality agreements with eight parties and sent information regarding Elder-Beerman to those parties. Elder-Beerman received indications of interest to purchase all of its outstanding common stock from two parties. One of the potential buyers did not make an offer because it was not able to obtain bank financing. Elder-Beerman received a non-binding offer from the other party to purchase all of Elder-Beerman's outstanding common stock at a price of $5.25 per share.

     Members of Elder-Beerman's management and Elder-Beerman's advisors engaged in further conversations with the party that had made the non-binding offer. In light of those conversations, the Board of Directors determined that it would be prudent to evaluate the likelihood of the proposed transaction being approved by Elder-Beerman's shareholders by approaching Elder-Beerman's two largest shareholders regarding their views on the proposed transaction. Shortly after Elder-Beerman entered into the Settlement Agreement and upon recommendation by the Board of Directors, members of Elder-Beerman's Board of Directors met with representatives of Snyder and PPM about the status of the sale process. The Snyder and PPM representatives acknowledged that they would be in possession of material inside information and would not trade on the basis of such information. They also agreed to keep the information disclosed to them confidential. Elder-Beerman disclosed the terms of the $5.25 non-binding offer and asked PPM and Snyder if they would vote their Shares in favor of the proposed transaction. Both Snyder and PPM indicated that they would not be interested in a sale transaction at a price of $5.25 per share. Snyder and PPM both indicated that they would be in favor of a self-tender offer by Elder-Beerman or a share repurchase program. Snyder indicated that it would participate in a self-tender offer, and PPM indicated that it would likely participate in a self-tender offer.

     After reviewing the non-binding offer received from the potential buyer, the results of the discussions between management and Elder-Beerman's advisors and the interested party and the results of the discussions among members of the Board of Directors, PPM and Snyder, the Board of Directors determined that the terms of the proposed transaction were not in the best interests of Elder-Beerman's shareholders because, among other things, the price to be paid to the shareholders for a sale of Elder-Beerman was inadequate. On August 11, 2000, the Board of Directors decided that Elder-Beerman should cease its exploration of strategic alternatives and focus its efforts on the strategic business plan, which was announced on August 11, 2000. On August 23, 2000, the Board of Directors determined to commence the Offer on September 8, 2000.

     SHARE REPURCHASE PROGRAM

     In August, 1999, the Board of Directors authorized the repurchase of up to $24 million in Shares over a two-year period. The share repurchase program provides for the purchase of Shares through open market purchases and privately negotiated transactions. Between August 30, 1999 and November 23, 1999, Elder-Beerman repurchased 1.1 million of the Shares for an aggregate purchase price of $7 million. The Company suspended the share repurchase program during its exploration of strategic alternatives. Elder-Beerman will not make any purchases of Shares until at least ten business days after the Expiration Date, other than pursuant to the Offer. Any future repurchases under the share repurchase program will depend on numerous factors, including the market price of the Shares, the results of the Offer, Elder-Beerman's business and financial condition and general economic and market conditions. Shares purchased in the Offer will not be counted in the aggregate number of Shares to be purchased pursuant to the repurchase program.

     SECONDARY OFFERING

     In August, 1998, Elder-Beerman issued 3,220,000 Shares in a secondary offering at a price of $22 per share. The net proceeds of approximately $65,400,000 provided by the offering were used primarily to reduce debt levels associated with Elder-Beerman's expansion and acquisition strategies.

     THE OFFER

     The Board of Directors of Elder-Beerman has unanimously approved the Offer, which formally commenced on the date of this Offer to Purchase. However, you must make your own decision whether to tender your Shares and, if so, how many Shares to tender and at what prices. Neither Elder-Beerman nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares. Except with respect to Mr. Muskovich (Elder-Beerman's former President and Chief Operating Officer, who was terminated by Elder-Beerman on June 30, 2000 but will serve as a director until the annual meeting of Elder-Beerman shareholders on September 21, 2000), Elder-Beerman has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer.

     As of August 21, 2000, no person was known by Elder-Beerman to be the beneficial owner of more than 5% of the outstanding Shares, except that pursuant to Schedule 13D filings made with the Commission, (i) Snyder may be deemed to own 3,118,150 Shares or approximately 20.94% of the outstanding Shares; (ii) PPM may be deemed to own 1,966,868 Shares or approximately 13.21% of the outstanding Shares; (iii) James D. Bennett ("Bennett") may be deemed to own 1,126,323 Shares or 7.56% of the outstanding Shares; and (iv) The D3 Family Fund ("D3") may be deemed to own 900,000 Shares or 6.04% of the outstanding Shares. If Elder-Beerman purchases 3,333,333 Shares pursuant to the Offer, assuming no Shares beneficially owned by Snyder, PPM, Bennett or D3 are tendered in the Offer, Snyder might be deemed to own approximately 26.98% of the outstanding Shares, PPM might be deemed to own approximately 17.02% of the outstanding Shares, Bennett might be deemed to own approximately 9.75% of the outstanding Shares and D3 might be deemed to approximately 7.79% of the outstanding Shares.

     Shares that Elder-Beerman acquires pursuant to the Offer will be retained as treasury stock (unless Elder-Beerman determines to retire the Shares) and be available for issue without further shareholder action

(except as required by applicable law or, if retired, the rules of any securities exchange on which Shares are traded) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in Elder-Beerman's businesses, and satisfaction of obligations under employee benefit plans. Elder-Beerman has no current plan for issuance of Shares repurchased pursuant to the Offer.

     Except as disclosed below or in Elder-Beerman's definitive proxy statement filed with the Commission on August 21, 2000, Elder-Beerman currently has no plans or proposals that relate to or would result in:

     - the acquisition by any person of additional securities of Elder-Beerman or the disposition of securities of Elder-Beerman;

     - an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Elder-Beerman or any or all of its subsidiaries;

     - a sale or transfer of a material amount of assets of Elder-Beerman or any of its subsidiaries;

     - any change in the present Board of Directors or management of Elder-Beerman, except that after Elder-Beerman's annual meeting of shareholders to be held on September 21, 2000, the Board of Directors believes that one of its current directors may resign. Pursuant to Elder-Beerman's Code of Regulations, if a director resigns, the remaining directors can designate a replacement;

     - any material change in the present dividend rate or policy, or indebtedness or capitalization of Elder-Beerman;

     - any other material change in Elder-Beerman's corporate structure or business;

     - any change in Elder-Beerman's Articles of Incorporation or Code of Regulations or any actions which may impede the acquisition of control of Elder-Beerman by any person;

     - a class of equity security of Elder-Beerman ceasing to be listed on a national securities exchange or authorized to be quoted in an automated quotation system operated by a national securities association;

     - a class of equity security of Elder-Beerman becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the "Exchange Act"); or

     -  the suspension of Elder-Beerman's obligation to file reports pursuant to
        Section 15(d) of the Exchange Act.

3.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Elder-Beerman will, upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), determine a single price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices specified by tendering shareholders, and will purchase Shares validly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Date, as soon as practicable after the Expiration Date. Elder-Beerman will be deemed to have purchased, subject to the proration provisions, Shares that are validly tendered at or below the purchase price and not withdrawn only when, as and if it gives oral or written notice to Wells Fargo Bank Minnesota, N.A. (the "Depositary") of its acceptance of the Shares for payment pursuant to the Offer.

     Subject to the applicable rules of the Commission, Elder-Beerman expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law, government regulation or condition contained therein. See Section 13.

     Elder-Beerman will purchase all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares purchased pursuant to the Offer will be made promptly, subject to possible delay to calculate proration, but only after timely receipt by the Depositary of:

     - certificates for the Shares (or a timely Book-Entry Confirmation (as defined in this Section 3) of the Shares into the Depositary's account at the Book-Entry Transfer Facility);

     - a properly completed and duly executed letter of transmittal or manually signed facsimile of the letter of transmittal, or an Agent's Message in the case of a book-entry transfer; and

     - all other documents required by the letter of transmittal. See Section 3 below.

     The term "Agent's Message" means a message, transmitted by The Depository Trust Company (the "Book-Entry Transfer Facility") to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that:

     - the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation;

     - such participant has received and agrees to be bound by the terms of the letter of transmittal; and

     -  Elder-Beerman may enforce such agreement against such participant.

     For purposes of the Offer, Elder-Beerman will be deemed to have accepted for payment (and thereby purchased) tendered Shares if, as and when Elder-Beerman gives oral or written notice to the Depositary of Elder-Beerman's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the aggregate purchase price with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payment from Elder-Beerman and transmitting payment to the tendering shareholders whose Shares have been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Elder-Beerman is unable to accept for payment Shares tendered pursuant to the Offer, then, the Depositary may, nevertheless, on behalf of Elder-Beerman, retain the tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 5 and as otherwise required by Rule 13e-4(f) under the Exchange Act.

     In the event of proration, Elder-Beerman will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, Elder-Beerman does not expect to be able to announce the final results of any proration until approximately seven business days after the Expiration Date. Under no circumstances will interest accrue on the consideration to be paid for the Shares by Elder-Beerman, regardless of any delay in making such payment. Certificates for all Shares not purchased, including all Shares tendered at prices greater than the purchase price and Shares not purchased due to proration, will be returned pursuant to the instructions of the tendering shareholder or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility as promptly as practicable following the Expiration Date or termination or withdrawal of the Offer without expense to the tendering shareholder. If certain events occur, Elder Beerman may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

     Elder-Beerman will pay all stock transfer taxes, if any, payable on the transfer of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or other person), payable on account of the transfer to the person will be deducted from the purchase price unless evidence satisfactory to Elder-Beerman of the payment of the taxes or exemption from the taxes is submitted. See Instruction 7 of the letter of transmittal.

     Any tendering shareholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the letter of transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer.

     If, prior to the Expiration Date, Elder-Beerman increases the consideration to be paid per share pursuant to the Offer, Elder-Beerman will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not the Shares were tendered prior to the increase in consideration.

4.  PROCEDURES FOR TENDERING SHARES

     VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, either:

     - the certificates representing tendered Shares, or a Book-Entry Confirmation for Shares delivered pursuant to the procedures for book-entry transfer set forth below, together with the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message), and any other documents required by the letter of transmittal, must be received prior to 12:00 midnight, New York City time, on the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

     - the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     If certificates for Shares are forwarded separately to the Depositary, a properly completed and duly executed letter of transmittal (or facsimile thereof) must accompany each such delivery. No alternative, conditional or contingent tenders will be accepted.

     As specified in Instruction 5 of the letter of transmittal, each shareholder who desires to tender Shares pursuant to the Offer must either (1) check the box in the section of the letter of transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer" or (2) check one of the boxes in the section of the letter of transmittal captioned "Shares Tendered at Price Determined by Shareholder" indicating the price at which Shares are being tendered. A tender of Shares will be proper if and only if one of these boxes is checked on the letter of transmittal.

     If you wish to maximize the chance that your Shares will be purchased, you should check the box on the letter of transmittal marked "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could result in your Shares being purchased at the minimum price of $4.50 per share.

     If you wish to indicate a specific price (in multiples of $.25) at which you are tendering your Shares, you must check a box under the section captioned "Shares Tendered at Price Determined by Shareholder" of the letter of transmittal in the table labeled "Price (in dollars) per share at which Shares are being tendered." If you wish to tender your Shares at more than one price, you must complete separate letters of transmittal for each price at which you are tendering Shares. The same Shares cannot be tendered at more than one price.

     In addition, odd lot holders who tender all Shares must complete the box captioned "Odd Lots" in the letter of transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

     Any determination by Elder-Beerman to make payment for Shares in reliance upon the letter of transmittal and the guaranteed delivery procedures or to reject a tender as invalid will be made in the sole and absolute discretion of Elder-Beerman.

     The method of delivery of certificates for Shares, the letter of transmittal and any other required documents is at the option and sole risk of the tendering shareholder and delivery will be deemed made only when actually received by the Depositary. If delivery is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Shareholders who hold Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender Shares through the brokers or banks and directly to the Depositary.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation."

     Delivery of the letter of transmittal or other documents to the Book-Entry Transfer Facility does not constitute delivery of the letter of transmittal or such other documents to the Depositary.

     SIGNATURE GUARANTEES. No signature guarantee is required on the letter of transmittal if:

     - the letter of transmittal is signed by the registered holder of Shares tendered therewith (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) and such registered shareholder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the letter of transmittal; or

     - such Shares are tendered for the account of (1) a bank (as defined in Section 3(a) of the Federal Deposit Insurance Act), (2) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker (each as defined in the Exchange Act), (3) a credit union (as defined in Section 198(1)(A) of the Federal Reserve Act), (4) a national securities exchange, registered securities association or clearing agency (each as defined in the Exchange Act) or (5) a savings association (as defined in
        Section 3(b) of the Federal Deposit Insurance Act), which, in each case, is a participant in an approved Signature Medallion Program (any of the foregoing, an "Eligible Institution").

     In all other cases, all signatures on the letter of transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the letter of transmittal.

     If the certificates representing Shares are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made, or if certificates for Shares not tendered or not accepted for payment are to be returned, to any person other than the registered holder of the certificates surrendered, then the tendered certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered shareholder or owner appears on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as described above and as provided in the letter of transmittal. See Instructions 1 and 5 of the letter of transmittal.

     GUARANTEED DELIVERY. If a shareholder wishes to tender Shares pursuant to the Offer and the shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to be received by the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

     -  the tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Elder-Beerman with this Offer to Purchase, is received by the Depositary as provided below prior to the Expiration Date; and

     - the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof) and any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message) in connection with a book-entry transfer of Shares, and any other documents required by the letter of transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery. A Nasdaq trading day is any day on which the Nasdaq Stock Market, Inc.'s ("Nasdaq") National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include an endorsement by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the shareholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or Book-Entry Confirmation with respect to) the Shares, a letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the letter of transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time, and will depend upon when share certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     401(k) SAVINGS PLAN. If you are a participant in The Elder-Beerman Stores Corp. Financial Partnership Plan, you may instruct the trustee of the plan to tender some or all of the Shares allocated to your account by following the procedures in the "Letter to Participants in The Elder-Beerman Stores Corp. Financial Partnership Plan" and returning it to the trustee. This letter will be furnished to you separately. In addition, all documents furnished to shareholders generally in connection with the Offer will be made available to participants whose accounts under the 401(k) savings plan are credited with Shares. Participants in the 401(k) savings plan cannot use the letter of transmittal to direct the tender of Shares allocated to their account but must use the separate instruction letter sent to them.

     The 401(k) savings plan is prohibited from selling Shares to Elder-Beerman for a price that is less than the prevailing market price. Accordingly, if a participant in the plan elects to tender Shares at a price that is lower than the prevailing market price of the Shares at the Expiration Date, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our Shares on Nasdaq on the Expiration Date. In addition, our Compensation Committee, as a fiduciary for the 401(k) savings plan, has the authority to revoke tender directions if it determines that sale of the Shares may not meet the standards of the Employee Retirement Income Security Act of 1974.

     DELIVERY OF A LETTER OF TRANSMITTAL BY A 401(K) SAVINGS PLAN PARTICIPANT DOES NOT CONSTITUTE PROPER TENDER OF HIS OR HER 401(K) SAVINGS PLAN SHARES. PROPER TENDER CAN ONLY BE MADE BY THE TRUSTEE, WHO IS THE RECORD OWNER OF THE SHARES HELD IN THE 401(K) SAVINGS PLAN. PLEASE NOTE THAT INSTRUCTION LETTERS MUST BE SUBMITTED TO THE TRUSTEE AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE. WE HAVE BEEN ADVISED THAT IF THE TRUSTEE HAS NOT RECEIVED A PARTICIPANT'S INSTRUCTIONS AT LEAST FIVE BUSI-

NESS DAYS BEFORE THE EXPIRATION DATE, THE TRUSTEE WILL NOT TENDER ANY SHARES HELD ON BEHALF OF THE PARTICIPANT IN THE 401(K) SAVINGS PLAN.

     The proceeds received from any tender of Shares from a participant's 401(k) savings plan account will be reinvested pro rata in accordance with the participant's current investment directions for new contributions to the plan. However, if the participant's current investment direction for new contributions provide that some or all of the contributions are to be invested in the Shares, then that portion of the tender proceeds will be invested in a money market fund. Once the tender proceeds have been credited to the participant's 401(k) savings plan account, the participant may reallocate his or her investments among the various investment funds under the 401(k) savings plan in the usual manner. Participants in the 401(k) savings plan are urged to read their separate instruction letter and related materials carefully.

     EMPLOYEE STOCK PURCHASE PLAN. If you are a participant in our employee stock purchase plan and you wish to tender Shares held in your account, you must complete the box in the letter of transmittal entitled "Tender of Shares Held in Elder-Beerman Employee Stock Purchase Plan." Shares credited to your account under the employee stock purchase plan will be tendered by the administrator of the plan, according to the instructions provided in the appropriate places in the letter of transmittal. As with the tender of the other Shares, Shares in the plan accounts for which the plan administrator has not received timely instructions prior to the Expiration Date of the Offer will not be tendered. You may direct that all or a portion of the Shares held in your plan account be tendered by the plan administrator.

     The employee stock purchase plan is available only to shareholders of record. Accordingly, the participants in the employee stock purchase plan will receive all documents furnished to shareholders generally in connection with the Offer. No additional documents will be delivered. You are urged to read the letter of transmittal carefully.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding of 31% of the payments made to shareholders with respect to the purchase price of Shares purchased pursuant to the Offer, a shareholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the letter of transmittal. See
Section 5 below and Instruction 10 of the letter of transmittal.

     TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY. A tender of Shares under any of the procedures described in this Section 4 will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to Elder-Beerman that: such shareholder has a "net long position" in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 under the Exchange Act, and the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted (including any extensions of any period), the person so tendering has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Elder-Beerman's acceptance for payment of Shares tendered under the Offer will constitute a binding agreement between the tendering shareholder and Elder-Beerman upon the terms and conditions of the Offer described in this Offer to Purchase.

     DETERMINATION OF VALIDITY. All questions as to the number of Shares to be accepted, the price to be paid for Shares, the form of documents, and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Elder-Beerman in its sole discretion, which determination will be final and binding on all parties. Elder-Beerman reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right to waive any defect or irregularity in any tender of Shares. Elder-Beerman also reserves the absolute right to waive or amend any or all of the Offer conditions.

     Elder-Beerman's interpretation of the terms and conditions of the Offer (including the letter(s) of transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Elder-Beerman, Wasserstein Perella & Co., Morrow & Co., Wells Fargo Bank Minnesota, N.A. or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Elder-Beerman reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Elder-Beerman's acceptance for payment of the Shares, Elder-Beerman must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of shareholders then scheduled.

     Elder-Beerman's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Elder-Beerman upon the terms and subject to the conditions of the Offer.

     LOST OR DESTROYED CERTIFICATES. If any certificate representing Shares has been lost, stolen or destroyed, you should notify Elder-Beerman's transfer agent, Wells Fargo Bank Minnesota, N.A., by checking the box at the bottom of the "Description of Shares Tendered" box on the cover page of the letter of transmittal. You will then be instructed regarding the procedures to be followed to replace the certificate. SHAREHOLDERS THAT NEED REPLACEMENT CERTIFICATES ARE REQUESTED TO CONTACT WELLS FARGO BANK MINNESOTA, N.A. IMMEDIATELY IN ORDER TO PERMIT TIMELY PROCESSING OF THIS DOCUMENTATION.

     Certificates for Shares (or a timely Book-Entry Confirmation), together with a properly completed letter of transmittal and any other documents required by the letter of transmittal (or an Agent's Message for a book-entry transfer), must be delivered to the Depositary and not to Elder-Beerman. Any documents delivered to Elder-Beerman will not be forwarded to the Depositary and will not be deemed to be validly tendered.

5.  WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 5. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by Elder-Beerman as provided in this Offer to Purchase, may also be withdrawn at any time after 40 business days after commencement (or such later date as may be applicable if the Offer is extended).

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person(s) that tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered shareholder, if different from that of the person who tendered the Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary then, prior to the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 4, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Elder-Beerman, in its sole discretion, which determination will be final and binding on all parties. No withdrawal of Shares will be deemed to have been made properly until all defects and irregularities have been cured or waived. None of Elder-Beerman, Wasserstein Perella & Co., the Depositary, Morrow & Co. or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 4 above.

     If Elder-Beerman extends the Offer, is delayed in its purchase of or payment for Shares (whether before or after its acceptance for payment of Shares), or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Elder-Beerman under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of Elder-Beerman, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as set forth in this
Section 5.

     The ability of Elder-Beerman to delay the payment for Shares that Elder-Beerman has accepted for payment is subject to the provisions of Rule 13e-4(f)(5) under the Exchange Act, which requires that Elder-Beerman pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

6.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

     The following is a summary of certain U.S. federal income tax consequences of the Offer to shareholders whose Shares are purchased pursuant to the Offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, and published judicial authority and administrative rulings and practice. Legislative, judicial or administrative authorities or interpretations are subject to change, possibly on a retroactive basis, at any time and a change could alter or modify the statements and conclusions set forth below. It is assumed for purposes of this discussion that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code. This discussion does not address all aspects of federal income taxation that may be relevant to a particular shareholder in light of such shareholder's personal investment circumstances, or those shareholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to shareholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to a shareholder.

     CONSEQUENCES OF THE OFFER

     The receipt of the consideration in the Offer will be a taxable transaction to the shareholders for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term gain or loss, if, on the date of sale, the Shares were held for more than one year.

     BACKUP TAX WITHHOLDING

     Under the Code, a shareholder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer. Backup withholding generally applies if the shareholder:

     - fails to furnish his or her social security number or other taxpayer identification number ("TIN");

     -  furnishes an incorrect TIN;

     -  fails properly to report interest or dividends; or

     - under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions.

     Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each shareholder should consult with its own tax advisor as to its qualifications for exemption from withholding and the procedure for obtaining such exemption.

     The federal income tax discussion set forth above is included for general information purposes only. Shareholders should consult their own tax advisors to determine the federal, state, local and foreign tax consequences of the Offer to them in view of their own particular circumstances.

7.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Elder-Beerman will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after September 8, 2000 and prior to the time of payment for any Shares (whether any Shares have been accepted for payment, purchased or paid for pursuant to the Offer), any of the following events have occurred (or have been determined by Elder-Beerman to have occurred) that, in Elder-Beerman's sole judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by Elder-Beerman), makes it inadvisable to proceed with the Offer or with the acceptance for payment or payment:

     - there has been threatened, or is instituted or pending before any court, agency, authority or other tribunal, any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which:

        (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or

        (2) could, in Elder-Beerman's sole judgment, materially affect the business, condition (financial or other), income, operations or prospects of Elder-Beerman and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Elder-Beerman and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to Elder-Beerman; or

     - there has been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Elder-Beerman or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, that, in Elder-Beerman's sole judgment, would or might directly or indirectly result in any of the consequences referred to in clause (1) or (2) above; or

     -  there has occurred any of the following:

        (1) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

        (2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

        (3) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

        (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event which, in Elder-Beerman's sole judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

        (5) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or change in the general political, market, economic or financial conditions in the United States or abroad that could have in Elder-Beerman's sole judgment a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Elder-Beerman and its subsidiaries, taken as a whole, or on the trading in the Shares or on the proposed financing of the Offer;

        (6) a material acceleration or worsening of any of the foregoing existing at the time of the announcement of the Offer; or

        (7) any decline in either the Dow Jones Industrial Average, the S&P 500 Composite Index or the Nasdaq National Market by an amount in excess of 20% measured from the close of business on September 7, 2000; or

     - any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of Elder-Beerman and its subsidiaries, taken as a whole, which in Elder-Beerman's sole judgment is or may be material to Elder-Beerman and its subsidiaries taken as a whole; or

     -  it has been publicly disclosed or Elder-Beerman has learned that:

        (1) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the Commission on September 7, 2000); or

        (2) any person or group that has filed a Schedule 13D or 13G on or prior to September 7, 2000 shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, of beneficial ownership of additional Shares representing 2% or more of the outstanding Shares; or

     - any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations (the "HSR Act") thereunder reflecting an intent to acquire Elder-Beerman or any of its Shares; or

     - as of the Expiration Date, and after giving effect to the acceptance of Shares validly tendered, Elder-Beerman will not continue to have at least 400 shareholders of record and the Shares will not remain eligible for trading on the Nasdaq National Market.

     The conditions referred to above are for Elder-Beerman's sole benefit and may be asserted by Elder-Beerman regardless of the circumstances giving rise to any such condition (including any action or inaction by Elder-Beerman) or may be waived by Elder-Beerman in whole or in part; provided, however, that the condition regarding the minimum number of record holders and eligibility for trading on the Nasdaq National Market may not be waived by Elder-Beerman. Elder-Beerman's failure at any time to exercise any of the rights referred to above shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if Elder-Beerman waives any of the conditions described above, it may be required to extend the Expiration Date of the Offer. Any determination by Elder-Beerman concerning the events described above and any related judgment or decision by Elder-Beerman regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

     The Exchange Act requires that all conditions to the Offer must be satisfied or waived before the Expiration Date.

8.  SOURCE AND AMOUNT OF FUNDS

     Assuming that Elder-Beerman purchases 3,333,333 Shares pursuant to the Offer at a determined purchase price of between $4.50 and $6.00 per share, Elder-Beerman expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $21 million. The Offer is not subject to Elder-Beerman's receipt of financing. Elder-Beerman anticipates that substantially all of the funds necessary to pay these amounts will be provided through cash flow from existing operations and its existing credit facility. On May 19, 2000, Elder-Beerman entered into its existing three-year revolving credit facility with a group of lenders led by Citibank. The credit facility provides for borrowings and letters of credit in an aggregate amount up to $150 million, subject to a borrowing base formula based primarily on merchandise inventories. Elder-Beerman has the option to finance borrowings at either the prime rate of interest, plus 25 basis points or LIBOR, plus 175 basis points through January 19, 2001, after which borrowing rates are subject to a leverage ratio.

     Elder-Beerman expects to repay indebtedness incurred as a result of the Offer through cash flow from operations or future borrowings.

9.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     Elder-Beerman's Shares are traded on the Nasdaq National Market under the symbol "EBSC." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the Nasdaq National Market as reported thereafter by published financial sources. No dividends have been paid on the Shares.

1998                                                           HIGH        LOW
----                                                           ----        ---
First Quarter...............................................  $27.375    $14.000
Second Quarter..............................................  $29.375    $21.750
Third Quarter...............................................  $23.813    $ 8.250
Fourth Quarter..............................................  $15.375    $ 8.250

1999
----
First Quarter...............................................  $10.125    $ 7.000
Second Quarter..............................................  $ 9.000    $ 6.000
Third Quarter...............................................  $ 8.500    $ 4.125
Fourth Quarter..............................................  $ 7.125    $ 4.875

2000
----
First Quarter...............................................  $ 6.500    $ 4.188
Second Quarter..............................................  $ 5.250    $ 4.285
Third Quarter (through September 5, 2000)...................  $ 4.625    $ 3.094

     On August 28, 2000, the last full trading day before the initial public announcement of the Offer, the closing per share sales price for the Shares as reported on the Nasdaq National Market was $3.188 per share. On September 5, 2000, the most recent practicable trading day before the commencement of the Offer, the closing per share sales price for the Shares as reported on the Nasdaq National Market was $4.563 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     RIGHTS AGREEMENT

     Effective December 30, 1997, the Board of Directors of Elder-Beerman adopted a Rights Agreement, dated as of December 30, 1997, by and between Elder-Beerman and Norwest Bank Minnesota, N.A. (now known as Wells Fargo Bank Minnesota, N.A.), as rights agent. Pursuant to the rights agreement, preferred stock purchase rights were distributed to shareholders on the basis of one right for each Share outstanding. In general, the rights will become exercisable or transferable only upon the occurrence of certain events relating to the acquisition by any person or group of beneficial ownership of 20% or more of Elder-Beerman's outstanding securities or the commencement of a tender offer to acquire such beneficial ownership. Under the rights agreement, as it has been amended from time to time, once exercisable, each right entitles its holder to purchase from Elder-Beerman 1/100(th) of one share of Series A Preferred Stock at a purchase price of $60, subject to adjustment. The rights will expire on January 9, 2008 unless earlier redeemed or exchanged by the Board of Directors of Elder-Beerman.

     The rights currently trade together with the Shares and are not currently exercisable. Absent circumstances causing the rights to become exercisable or separately tradable prior to September 8, 2000, the tender of any Shares pursuant to the Offer will include the tender of the associated rights. No separate consideration will be paid for the rights. Upon the purchase of the Shares by Elder-Beerman pursuant to the Offer, the sellers of the Shares will no longer own the rights associated with the purchased Shares. Prior to the Offer, one of Elder-Beerman's shareholders (Snyder) owned more than 20% of the outstanding Shares. It is possible that following the completion of the Offer and the resulting reduction in the number of outstanding Shares, Snyder will continue to beneficially own more than 20% of the then-outstanding Shares and other shareholders will beneficially own 20% or more of the then-outstanding Shares. The rights agreement provides that those shareholders will not be deemed to become an Acquiring Person (as defined in the rights agreement) or to cause the rights to become exercisable unless and until (i) such shareholder or any of its affiliates or associates (each as defined in the rights agreement) thereafter becomes the beneficial owner of additional Shares representing 1% or more of the then-outstanding Shares, other than as a result of a stock dividend, stock split or similar transaction effected by Elder-Beerman in which all holders of Shares are treated equally, or (ii) any other person who is the beneficial owner of Shares representing 1% or more of the then-outstanding Shares thereafter becomes an affiliate or associate of such shareholder.

     The description above of the rights is qualified in its entirety by reference to the rights agreement, a form of which has been included as an exhibit to Elder-Beerman's Registration Statement on Form 8-A filed with the Commission on November 17, 1998. The Form 8-A and its exhibits may be obtained from the Commission in the manner provided in Section 12.

10. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     As of September 1, 2000, there were 14,893,114 Shares outstanding. The 3,333,333 Shares that Elder-Beerman is offering to purchase represent approximately 22.38% of the Shares outstanding as of September 1, 2000.

     As of September 7, 2000, Elder-Beerman's directors and executive officers as a group (15 total persons) beneficially owned 803,450 Shares, which constituted approximately 5.39% of the issued and outstanding Shares. Except with respect to Mr. Muskovich (Elder-Beerman's former President and Chief Operating Officer, who was terminated by Elder-Beerman on June 30, 2000 but will serve as a director until the annual meeting of Elder-Beerman shareholders on September 21, 2000), each of Elder-Beerman's directors and executive officers has advised Elder-Beerman that he or she does not intend to tender any Shares pursuant to the Offer. If Elder-Beerman purchases 3,333,333 Shares pursuant to the Offer and no director or executive officer tenders Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, Elder-Beerman's directors and executive offers as a group would beneficially own approximately 6.95% of the outstanding Shares. However, after September 21, 2000, Mr. Muskovich (who beneficially owns 1.11% of the outstanding Shares), will no longer be a director. Additionally, Mr. Muskovich has indicated that he will tender some or all of his Shares.

     As of September 8, 2000, no director or executive officer had beneficial ownership of more than 1% of the outstanding Shares, except Frederick J. Mershad, Chairman of the Board, President and Chief Executive Officer and Mr. Muskovich (Elder-Beerman's former President and Chief Operating Officer, who was terminated by Elder-Beerman on June 30, 2000 but will serve as a director until the annual meeting of Elder-Beerman shareholders on September 21, 2000), whose beneficial ownership was approximately 2.69% and 1.11%, respectively, of the outstanding Shares. If Elder-Beerman purchases 3,333,333 Shares pursuant to the

Offer, assuming no Shares beneficially owned by Mr. Mershad or Mr. Muskovich, are tendered in the Offer (as is intended by Mr. Mershad), Shares beneficially owned by Mr. Mershad and Mr. Muskovich would represent approximately 3.47% and 1.43%, respectively, of the outstanding Shares. However, after September 21, 2000, Mr. Muskovich (who beneficially owns 1.11% of the outstanding Shares), will no longer be a director. Additionally, Mr. Muskovich has indicated that he will tender some or all of his Shares.

     Based on Elder-Beerman's records and information provided to Elder-Beerman by its directors, executive officers, associates and subsidiaries, neither Elder-Beerman nor any of its associates or subsidiaries nor, to the best of Elder-Beerman's knowledge, any of the directors or executive officers of Elder-Beerman or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the 60 days prior to September 8, 2000.

     Except as set forth in this Offer to Purchase or Elder-Beerman's definitive proxy statement, filed with the Commission on August 21, 2000, neither Elder-Beerman nor, to Elder-Beerman's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of Elder-Beerman, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION, AND MARGIN SECURITIES

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Elder-Beerman. Elder-Beerman cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the amount paid per share in the Offer.

     NASDAQ QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for quotation if, among other things, the number of publicly held Shares falls below 500,000, the number of holders of Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $3,000,000. If these standards are not met, the Shares might continue to be quoted on The Nasdaq SmallCap Market, Inc., but if the number of holders of the Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if the aggregate market value of such publicly held Shares falls below $200,000 or there are not at least two registered and active market makers (one of which may be a market maker entering a stability bid), Nasdaq rules provide that the securities would no longer qualify for inclusion in Nasdaq and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of Elder-Beerman or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Shares are no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     As of September 1, 2000, there were approximately 2,094 holders of record of the Shares.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Elder-Beerman to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Elder-Beerman to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), no longer applicable to the Shares. Furthermore, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Elder-Beerman. In addition, "affiliates" of Elder-Beerman and persons holding "restricted securities" of Elder-Beerman may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

     MARGIN REGULATIONS. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting.

12.  CERTAIN INFORMATION CONCERNING ELDER-BEERMAN

     GENERAL INFORMATION. Elder-Beerman is an Ohio corporation with its principal executive offices located at 3155 El-Bee Road, Dayton, Ohio 45439. Its telephone number is (937) 296-2700. The following description of Elder-Beerman's business has been derived in part from Elder-Beerman's Annual Report on Form 10-K for the fiscal year ended January 29, 2000 (the "Form 10-K") and is qualified in its entirety by reference to the Form 10-K.

          Elder-Beerman has been operating department stores since 1847. Elder-Beerman operates department stores that sell a wide range of moderate-to better-branded merchandise, including women's, men's, and children's apparel and accessories, cosmetics, home furnishings, and other consumer goods. In addition, Elder-Beerman operates its private label credit card program through its wholly owned subsidiary, The El-Bee Chargit Corp. As of fiscal year end 1999, Elder-Beerman operated 62 department stores and two furniture stores, principally in smaller Midwestern markets in Ohio, West Virginia, Indiana, Illinois, Michigan, Wisconsin, Kentucky and Pennsylvania. Elder-Beerman's operations are diversified by size of store, merchandising character and character of the community served. Elder-Beerman seeks to satisfy the merchandising needs of its geographic markets, serving customers of all ages with varied tastes and incomes.

     AVAILABLE INFORMATION. Elder-Beerman is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, Elder Beerman files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Elder-Beerman is required to disclose in such proxy statements certain information, as of particular dates, concerning Elder-Beerman's directors and officers, their remuneration, stock options granted to them, the principal holders of Elder-Beerman's securities and any material interest of those persons in transactions with Elder-Beerman. Elder-Beerman has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission which includes additional information relating to the Offer. These reports, proxy statements and other information may be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained upon payment of the Commission's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, or through the Commission's website (http://www.sec.gov).

13.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     Elder-Beerman is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency that would be required for Elder-Beerman's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, Elder-Beerman presently contemplates that it will seek such approval or other action. Elder-Beerman cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Elder-Beerman's business. Elder-Beerman's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 7 and 13.

     ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated without any required filings.

     While Elder-Beerman believes that the Offer does not involve a violation of antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result of that challenge.

14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

     Subject to the applicable regulations of the Commission, Elder-Beerman expressly reserves the right, in its sole discretion, at any time or from time to time, to:

     - delay acceptance for payment of, or regardless of whether such Shares were previously accepted for payment, payment for, such Shares pending receipt of any regulatory or governmental approvals specified in Section 13;

     - terminate the Offer;

     - waive any condition;

     - increase the Shares to be purchased pursuant to the Offer by an additional 2% of the outstanding Shares; or

     - otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary.

     The rights reserved by Elder-Beerman in the immediately preceding paragraph are in addition to Elder-Beerman's rights described in Section 7. Any extension, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Elder-Beerman may choose to make any public announcement, subject to applicable law (including Rule 13e-4(e)(3) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Elder-Beerman will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through Business Wire.

     If Elder-Beerman makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Elder-Beerman will extend the Offer and disseminate additional materials to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

     If Elder-Beerman extends the Offer, is delayed in its purchase of or payment for Shares (whether before or after its acceptance for payment of Shares) or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Elder-Beerman under the Offer, the Depositary may retain tendered Shares on behalf of Elder-Beerman and such Shares may not be withdrawn, except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in Section 5. The ability of Elder-Beerman to delay the payment for Shares that Elder-Beerman has accepted for payment is limited, however, by Rule 13e-4(f)(5) under the Exchange Act, which requires that a bidder pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer.

     This Offer to Purchase, the related letter of transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Elder-Beerman's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

15.  FEES AND EXPENSES

     Wasserstein Perella & Co. is acting as Dealer Manager in connection with the Offer and as financial advisor to Elder-Beerman, for which services Wasserstein Perella & Co. will receive customary compensation. In addition, Elder-Beerman has agreed to reimburse Wasserstein Perella & Co. for its reasonable expenses incurred in rendering its services (including reasonable legal expenses) under its engagement agreement with Elder-Beerman and has agreed to indemnify Wasserstein Perella & Co. against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Wasserstein Perella & Co. from time to time renders various investment banking services to Elder-Beerman and its affiliates for which it is paid customary fees.

     In the ordinary course of its business, Wasserstein Perella & Co. engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of Elder-Beerman.

     Morrow & Co. has been retained by Elder-Beerman as Information Agent in connection with the Offer. Morrow & Co. may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. Elder-Beerman will pay Morrow & Co. reasonable and customary compensation for all such services in addition to reimbursing Morrow & Co. for reasonable out-of-pocket expenses in connection therewith.

     In addition, Wells Fargo Bank Minnesota, N.A. has been retained as the Depositary. Elder-Beerman will pay Wells Fargo Bank Minnesota, N.A. reasonable and customary compensation for its services in connection with the Offer, will reimburse Wells Fargo Bank Minnesota, N.A. for its reasonable out-of-pocket expenses in connection therewith and will indemnify Wells Fargo Bank Minnesota, N.A. against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, Elder Beerman will not pay any fees or commissions to any broker dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Elder-Beerman for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

16.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Elder-Beerman may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to shareholders in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the

Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Elder-Beerman by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

     Elder-Beerman has filed with the Commission a Tender Offer Statement on Schedule TO pursuant to Section 13(e)(1) of the Exchange Act and Rule 13e-4 thereunder, containing certain additional information with respect to the Offer. The Schedule TO and any amendments to the Schedule TO, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 12 above (except that they will not be available at the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF ELDER-BEERMAN NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Elder-Beerman or any of its respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                                  THE ELDER-BEERMAN STORES CORP.

September 8, 2000

     Manually signed facsimile copies of the letter of transmittal, properly completed and duly signed, will be accepted. The letter of transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of Elder-Beerman or his or her broker dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:
                        Wells Fargo Bank Minnesota, N.A.

              By Mail:                  By Hand or Overnight Carrier:            By Hand NewYork Drop:
  Wells Fargo Bank Minnesota, N.A.     Wells Fargo Bank Minnesota, N.A.       The Depository Trust Company
           P.O. Box 64858                 161 North Concord Exchange           55 Water Street, 1st Floor
   St. Paul, Minnesota 55164-0858     So. St. Paul, Minnesota 55075-1139     New York, New York 10041-0099
Attention: Reorganization Department Attention: Reorganization Department

                                          By Facsimile Transmission:
                                                (651) 450-4163

     Questions and requests for assistance may be directed to Morrow & Co. or Wasserstein Perella & Co. at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the letter of transmittal and other tender offer materials may be obtained from Morrow & Co. and Wasserstein Perella & Co. as set forth below and will be furnished promptly at Elder-Beerman's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               Morrow & Co., Inc.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                         Call Collect (212) 754-8000 or
                            Toll Free (800) 662-5200

                    Banks and Brokerage Firms, Please Call:
                                 (800) 662-5200

                      The Dealer Manager for the Offer is:

                           [WASSERSTEIN PERELLA LOGO]

                           Wasserstein Perella & Co.
                              31 West 52nd Street
                         New York, New York 10019-6163
                                 (212) 969-2700